EXHIBIT 99

News From

[GRAPHIC OMITTED]

                                                         FOR IMMEDIATE RELEASE
                                                                  May 13, 2004

                   HEALTHSOUTH ANNOUNCES SUCCESS OF CONSENT
                 SOLICITATION FOR 8.500% SENIOR NOTES DUE 2008

BIRMINGHAM, ALA. - HealthSouth Corp. (OTC Pink Sheets: HLSH) today announced that a majority in principal amount of the holders of its 8.500% Senior Notes due 2008 have delivered a sufficient number of consents to approve proposed amendments to, and waivers under, the indenture governing such notes. HealthSouth has delivered evidence of its receipt of the requisite consents to the trustee which has made the consents irrevocable.

HealthSouth stated that it believes this represents another step forward in its plan to strengthen the Company's balance sheet and put in place a sound capital structure as it moves forward. HealthSouth thanks all of the noteholders who have consented and is hopeful that it will be able to promptly complete additional consent solicitations for the remaining series of Senior Notes and Senior Subordinated Notes.

HealthSouth said that it is encouraged by the significant positive response that it has received on its consent solicitations. The Company believes that, as demonstrated by the success of the 8.500% consent solicitation, the market is validating its offer as commercially reasonable.

HealthSouth emphasized that if the conditions to a consent solicitation are satisfied, any noteholders who do not deliver valid consents prior to the expiration date of such consent solicitation will not receive a consent fee. The consent solicitations are currently scheduled to expire at 11:59 p.m., New York City time on May 13, 2004.

TERMS OF CONSENT SOLICITATIONS

The Company has agreed to pay $13.75 per $1,000 principal amount to holders of its 6.875% Senior Notes due 2005, 7.375% Senior Notes due 2006, 7.000% Senior Notes due 2008, 8.500% Senior Notes due 2008 (which have now been accepted), 8.375% Senior Notes due 2011, 7.625% Senior Notes due 2012 and 10.750% Senior Subordinated Notes due 2008 who deliver valid and unrevoked consents prior to the expiration of the consent solicitations if the conditions to their consent solicitation are satisfied or waived. This news release is not a solicitation of consents with respect to any securities. The consent solicitations are being made only pursuant to the terms and conditions of the consent solicitation statements relating to each series of Notes and the accompanying documents. These documents can be obtained from Innisfree M&A Incorporated, the information agent, at 212-750-5833 (Banks and Brokers Call Collect) or 888-750-5834 (Noteholders Call Toll-Free). Questions regarding the solicitations should be directed to Credit Suisse First Boston, the solicitation agent, at 800-820-1653.

ABOUT HEALTHSOUTH

HealthSouth is the nation's largest provider of outpatient surgery, diagnostic imaging and rehabilitative healthcare services, with nearly 1,700 locations nationwide and abroad. HealthSouth can be found on the Web at www.healthsouth.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. HealthSouth's actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to: the investigations by the Department of Justice and the Securities Exchange Commission into HealthSouth's financial reporting and related activity; HealthSouth's statement that as a result of the investigations, the Company's previously filed financial statements should no longer be relied upon and may result in the Company restating its prior financial statements; the withdrawal by HealthSouth's former accountants of their audit reports on all of the Company's previously filed financial statements; the outcome of pending litigation relating to these matters; significant changes in HealthSouth's management team; HealthSouth's ability to successfully amend, restructure and/or renegotiate its existing indebtedness or cure or receive a waiver of alleged defaults under such agreements, the inability of which may result in HealthSouth filing a voluntary petition for bankruptcy; HealthSouth's ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees and customers; changes, delays in or suspension of reimbursement for HealthSouth's services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; changes to the implementation of the prospective payment system for inpatient rehabilitation services; competitive pressures in the healthcare industry and HealthSouth's response thereto; HealthSouth's ability to obtain and retain favorable arrangements with third-party payors; general conditions in the economy and capital markets; and other factors which may be identified from time to time in the Company's SEC filings and other public announcements.

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          For more information contact Andy Brimmer at 205-410-2777.